Exhibit 99

Accenture Reports Very Strong Third-Quarter Results

-- Revenues are $16.2 billion, an increase of 22% in U.S. dollars and 27% in local currency --

-- Operating income increases 23% to $2.6 billion, with operating margin of 16.1%, an expansion of 10 basis points --

-- New bookings are $17.0 billion, the company’s second-highest ever, a 10% increase in U.S. dollars and 15% in local currency --

-- EPS are $2.79, a 16% increase including a $0.15 or 6% negative impact related to the disposition of Russia business --

-- Company declares quarterly cash dividend of $0.97 per share, up 10% from a year ago --

-- Accenture updates business outlook for fiscal 2022; raises full-year revenue growth to 25.5% to 26.5% in local currency; continues to expect operating margin of 15.2% and free cash flow of $8.0 billion to $8.5 billion; updates EPS to $10.61 to $10.70; and now expects foreign-exchange impact of negative 4.5% --

NEW YORK; June 23, 2022 — Accenture (NYSE: ACN) reported financial results for the third quarter of fiscal 2022, ended May 31, 2022, with revenues of $16.2 billion, an increase of 22% in U.S. dollars and 27% in local currency over the same period last year.

Operating income was $2.6 billion, a 23% increase over the same period last year, and operating margin was 16.1%, an expansion of 10 basis points.

New bookings for the quarter were $17.0 billion, a 10% increase in U.S. dollars and 15% in local currency from the third quarter last year, with consulting bookings of $9.1 billion and outsourcing bookings of $7.8 billion.

Diluted earnings per share were $2.79, a 16% increase from $2.40 for the third quarter last year, and include a $96 million, or $0.15 per share, charge related to the disposition of the company’s business in Russia.

Julie Sweet, Accenture’s Chair & CEO, said, “Our very strong financial results for the third quarter reflect continued broad-based demand across markets, services, and industries, and the continued recognition of the outstanding talent of our 710,000 people. We continue to gain significant market share, and our services have never been more relevant as our clients turn to us as the trusted partner for the solutions they need to accelerate growth and become more resilient and efficient.”

Financial Review

Revenues for the third quarter of fiscal 2022 were $16.16 billion, compared with $13.26 billion for the third quarter of fiscal 2021, an increase of 22% in U.S. dollars and 27% in local currency. Revenues for the quarter reflect a foreign-exchange impact of approximately negative 5%, compared with the negative 4% impact previously assumed. Adjusting for the actual foreign-exchange impact, the company’s guided range for quarterly revenues was approximately $15.55 billion to $16.0 billion. Accenture’s third-quarter fiscal 2022 revenues were approximately $160 million above this adjusted range.

▪Consulting revenues for the quarter were $9.03 billion, an increase of 24% in U.S. dollars and 30% in local currency compared with the third quarter of fiscal 2021.

▪Outsourcing revenues were $7.13 billion, an increase of 19% in U.S. dollars and 23% in local currency compared with the third quarter of fiscal 2021.

Diluted EPS for the quarter were $2.79, a 16% increase from $2.40 for the third quarter last year. The $0.39 increase in EPS reflects:

▪a $0.56 increase from higher revenue and operating results;
▪a $0.02 increase from lower share count; and
▪a $0.01 increase from lower interest and other non-operating expense;

partially offset by

▪a $0.15 decrease from the loss on the disposition of the company’s business in Russia;
▪a $0.04 decrease from a higher effective tax rate; and
▪a $0.01 decrease from higher non-controlling interest.

Gross margin (gross profit as a percentage of revenues) for the quarter was 32.9%, compared with 33.2% for the third quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $2.71 billion, or 16.8% of revenues, compared with $2.29 billion, or 17.2% of revenues, for the third quarter last year.

Operating income for the quarter increased 23%, to $2.60 billion, or 16.1% of revenues, compared with $2.12 billion, or 16.0% of revenues, for the third quarter of fiscal 2021.

The company’s effective tax rate for the quarter was 27.1%, compared with 25.0% for the third quarter of last year.

Net income for the quarter was $1.82 billion, a 16% increase from $1.57 billion for the third quarter last year.

Operating cash flow for the quarter was $3.06 billion, and property and equipment additions were $195 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $2.87 billion. For the same period last year, operating cash flow was $2.40 billion; property and equipment additions were $158 million; and free cash flow was $2.24 billion.

Days services outstanding, or DSOs, were 44 days at May 31, 2022, compared with 38 days at Aug. 31, 2021 and 36 days at May 31, 2021.

Accenture’s total cash balance at May 31, 2022 was $6.70 billion, compared with $8.17 billion at Aug. 31, 2021.

New Bookings

New bookings for the third quarter were $17.0 billion, an increase of 10% in U.S. dollars and 15% in local currency from the third quarter last year.

▪Consulting new bookings were $9.1 billion, or 54% of total new bookings.

▪Outsourcing new bookings were $7.8 billion, or 46% of total new bookings.

Revenues by Geographic Market

Revenues by geographic market were as follows:

▪North America: $7.61 billion, an increase of 23% in both U.S. dollars and in local currency compared with the third quarter of fiscal 2021.

▪Europe: $5.35 billion, an increase of 20% in U.S. dollars and 30% in local currency compared with the third quarter of fiscal 2021.

▪Growth Markets: $3.19 billion, an increase of 22% in U.S. dollars and 30% in local currency compared with the third quarter of fiscal 2021.

Revenues by Industry Group

Revenues by industry group were as follows:

▪Communications, Media & Technology: $3.43 billion, an increase of 27% in U.S. dollars and 31% in local currency compared with the third quarter of fiscal 2021.

▪Financial Services: $3.08 billion, an increase of 19% in U.S. dollars and 24% in local currency compared with the third quarter of fiscal 2021.

▪Health & Public Service: $2.92 billion, an increase of 16% in U.S. dollars and 19% in local currency compared with the third quarter of fiscal 2021.

▪Products: $4.60 billion, an increase of 25% in U.S. dollars and 31% in local currency compared with the third quarter of fiscal 2021.

▪Resources: $2.13 billion, an increase of 21% in U.S. dollars and 26% in local currency compared with the third quarter of fiscal 2021.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On May 13, 2022, a quarterly cash dividend of $0.97 per share was paid to shareholders of record at the close of business on April 14, 2022. These cash dividend payments totaled $614 million, bringing dividend payments for the year to date to $1.84 billion.

Accenture plc has declared another quarterly cash dividend of $0.97 per share for shareholders of record at the close of business on July 14, 2022. This dividend, which is payable on Aug. 15, represents a 10% increase over the quarterly dividend rate of $0.88 per share in fiscal 2021.

Share Repurchase Activity

During the third quarter of fiscal 2022, Accenture repurchased or redeemed 3.1 million shares for a total of $972 million, including approximately 2.9 million shares repurchased in the open market. This brings Accenture’s total share repurchases and redemptions for the first three quarters of fiscal 2022 to 10.1 million shares for a total of $3.51 billion, including approximately 7.7 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at May 31, 2022 was approximately $3.7 billion.

At May 31, 2022, Accenture had approximately 633 million total shares outstanding.

Business Outlook

Fourth Quarter Fiscal 2022

Accenture expects revenues for the fourth quarter of fiscal 2022 to be in the range of $15.0 billion to $15.5 billion, 20% to 24% growth in local currency, reflecting the company’s assumption of a negative 8% foreign-exchange impact compared with the fourth quarter of fiscal 2021.

Fiscal Year 2022

Accenture’s business outlook for the full 2022 fiscal year now assumes that the foreign-exchange impact on its results in U.S. dollars will be approximately negative 4.5% compared with fiscal 2021; the company previously expected a negative 3% foreign-exchange impact.

For fiscal 2022, the company now expects revenue growth to be in the range of 25.5% to 26.5% in local currency, compared with 24% to 26% previously.

Accenture continues to expect operating margin for the full fiscal year to be 15.2%, an expansion of 10 basis points from fiscal 2021.

The company now expects its annual effective tax rate to be in the range of 23.5% to 24.5%, compared with 23% to 25% previously.

The company now expects diluted EPS to be in the range of $10.61 to $10.70, an increase of 21% to 22% over adjusted FY21 diluted EPS of $8.80—which exclude gains on an investment of $0.36 from FY21 GAAP diluted EPS of $9.16. The company previously expected fiscal 2022 diluted EPS to be in the range of $10.61 to $10.81.

For fiscal 2022, the company continues to expect operating cash flow to be in the range of $8.7 billion to $9.2 billion; continues to expect property and equipment additions to be $700 million; and continues to expect free cash flow to be in the range of $8.0 billion to $8.5 billion.

The company continues to expect to return at least $6.5 billion in cash to shareholders through dividends and share repurchases.

360° Value Reporting
Accenture’s goal is to create 360° value for our clients, people, shareholders, partners, and communities. To enhance transparency and provide a comprehensive view for all stakeholders, we have combined our financial and environmental, social and governance (ESG) reporting into a digital-first experience. To access our goals, progress and performance, please visit the Accenture 360° Value Reporting Experience (Accenture.com/reportingexperience).

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its third-quarter financial results. To participate, please dial +1 (877) 692-8955 [+1 (234) 720-6979 outside the United States, Puerto Rico and Canada] and enter access code 6450548 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at accenture.com.

A replay of the conference call will be available online at accenture.com beginning at 11:00 a.m. EDT today, June 23, and continuing through Wednesday, Sept. 21, 2022. The replay will also be available via telephone by dialing +1 (866) 207-1041 [+1 (402) 970-0847 outside the United States, Puerto Rico and Canada] and entering access code 6873244 from 11:00 a.m. EDT Thursday, June 23 through Wednesday, Sept. 21, 2022.

About Accenture

Accenture is a global professional services company with leading capabilities in digital, cloud and security. Combining unmatched experience and specialized skills across more than 40 industries, we offer Strategy and Consulting, Technology and Operations services and Accenture Song—all powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. Our 710,000 people deliver on the promise of technology and human ingenuity every day, serving clients in more than 120 countries. We embrace the power of change to create value and shared success for our clients, people, shareholders, partners and communities. Visit us at accenture.com.

Non-GAAP Financial Information
This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.

Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These risks include, without limitation, risks that: Accenture’s results of operations have been, and may in the future be, adversely affected by volatile, negative or uncertain economic and political conditions, including the invasion of Ukraine by Russia, the related sanctions and other measures that have been and continue to be imposed in response to this conflict, as well as the current inflationary environment, and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture faces legal, reputational and financial risks from any failure to protect client and/or company data from security incidents or cyberattacks; Accenture’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the evolving technological environment could materially affect the company’s results of operations; if Accenture is unable to match people and skills with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the COVID-19 pandemic has impacted Accenture’s business and operations, and the extent to which it will continue to do so and its impact on the company’s future financial results are uncertain; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if Accenture does not successfully manage and develop its relationships with key alliance partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies or fail to satisfy certain agreed-upon targets or specific service levels; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; Accenture might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; as a result of Accenture’s geographically diverse operations and its growth strategy to continue to expand in its key markets around the world, the company is more susceptible to certain risks; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s global operations expose the company to numerous and sometimes conflicting legal and regulatory requirements; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to protect or enforce its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; Accenture’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###
Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

Accenture plc
Consolidated Income Statements
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended				Nine Months Ended
	May 31, 2022	% of Revenues	May 31, 2021	% of Revenues	May 31, 2022	% of Revenues	May 31, 2021	% of Revenues
REVENUES:
Revenues	$16,158,803	100.0%	$13,263,795	100.0%	$46,170,649	100.0%	$37,114,105	100.0%
OPERATING EXPENSES:
Cost of services	10,844,069	67.1%	8,859,411	66.8%	31,415,167	68.0%	25,216,193	67.9%
Sales and marketing	1,660,919	10.3%	1,406,606	10.6%	4,530,158	9.8%	3,773,268	10.2%
General and administrative costs	1,050,697	6.5%	879,122	6.6%	3,126,332	6.8%	2,461,804	6.6%
Total operating expenses	13,555,685		11,145,139		39,071,657		31,451,265
OPERATING INCOME	2,603,118	16.1%	2,118,656	16.0%	7,098,992	15.4%	5,662,840	15.3%
Interest income	8,727		4,551		22,046		23,643
Interest expense	(12,050)		(28,739)		(34,449)		(46,515)
Other income (expense), net	(8,877)		(467)		(39,089)		203,343
Loss on disposition of Russia business	(96,294)		—		(96,294)		—
INCOME BEFORE INCOME TAXES	2,494,624	15.4%	2,094,001	15.8%	6,951,206	15.1%	5,843,311	15.7%
Income tax expense	675,308		524,429		1,654,631		1,290,189
NET INCOME	1,819,316	11.3%	1,569,572	11.8%	5,296,575	11.5%	4,553,122	12.3%
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc.	(1,902)		(1,699)		(5,578)		(5,001)
Net income attributable to noncontrolling interests – other (1)	(31,339)		(18,447)		(78,956)		(57,560)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,786,075	11.1%	$1,549,426	11.7%	$5,212,041	11.3%	$4,490,561	12.1%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,786,075		$1,549,426		$5,212,041		$4,490,561
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc. (2)	1,902		1,699		5,578		5,001
Net income for diluted earnings per share calculation	$1,787,977		$1,551,125		$5,217,619		$4,495,562
EARNINGS PER SHARE:
Basic	$2.82		$2.44		$8.23		$7.07
Diluted	$2.79		$2.40		$8.11		$6.96
WEIGHTED AVERAGE SHARES:
Basic	632,749,442		635,203,753		632,969,487		635,151,632
Diluted	641,004,741		645,454,021		643,692,440		646,244,001
Cash dividends per share	$0.97		$0.88		$2.91		$2.64
(1)Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

Accenture plc
Summary of Revenues
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Percent Increase U.S. Dollars	Percent Increase Local Currency
	May 31, 2022	May 31, 2021
GEOGRAPHIC MARKETS
North America	$7,613,629	$6,199,583	23%	23%
Europe	5,350,360	4,452,360	20	30
Growth Markets	3,194,814	2,611,852	22	30
Total Revenues	$16,158,803	$13,263,795	22%	27%
INDUSTRY GROUPS
Communications, Media & Technology	$3,427,232	$2,704,260	27%	31%
Financial Services	3,079,418	2,597,532	19	24
Health & Public Service	2,917,028	2,519,591	16	19
Products	4,601,473	3,673,963	25	31
Resources	2,133,652	1,768,449	21	26
Total Revenues	$16,158,803	$13,263,795	22%	27%
TYPE OF WORK
Consulting	$9,032,484	$7,260,428	24%	30%
Outsourcing	7,126,319	6,003,367	19	23
Total Revenues	$16,158,803	$13,263,795	22%	27%

	Nine Months Ended		Percent Increase U.S. Dollars	Percent Increase Local Currency
	May 31, 2022	May 31, 2021
GEOGRAPHIC MARKETS
North America	$21,597,880	$17,312,514	25%	25%
Europe	15,460,313	12,449,811	24	30
Growth Markets	9,112,456	7,351,780	24	30
Total Revenues	$46,170,649	$37,114,105	24%	27%
INDUSTRY GROUPS
Communications, Media & Technology	$9,703,579	$7,518,074	29%	32%
Financial Services	8,869,296	7,321,378	21	25
Health & Public Service	8,333,915	6,993,381	19	21
Products	13,212,255	10,220,982	29	33
Resources	6,051,604	5,060,290	20	23
Total Revenues	$46,170,649	$37,114,105	24%	27%
TYPE OF WORK
Consulting	$25,747,095	$20,032,392	29%	32%
Outsourcing	20,423,554	17,081,713	20	22
Total Revenues	$46,170,649	$37,114,105	24%	27%

Accenture plc
Operating Income by Geographic Market
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	May 31, 2022		May 31, 2021
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase
North America	$1,379,828	18%	$1,128,352	18%	$251,476
Europe	693,512	13	607,858	14	85,654
Growth Markets	529,778	17	382,446	15	147,332
Total Operating Income	$2,603,118	16.1%	$2,118,656	16.0%	$484,462

	Nine Months Ended
	May 31, 2022		May 31, 2021
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase
North America	$3,715,155	17%	$2,789,305	16%	$925,850
Europe	1,969,997	13	1,740,221	14	229,776
Growth Markets	1,413,840	16	1,133,314	15	280,526
Total Operating Income	$7,098,992	15.4%	$5,662,840	15.3%	$1,436,152

Accenture plc
Reconciliation of Net Income and Diluted Earnings Per Share, as Reported (GAAP), to Net Income and Diluted Earnings Per Share, as Adjusted (Non-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Nine Months Ended
	May 31, 2022	May 31, 2021
	As Reported (GAAP)	As Reported (GAAP)	Investment Gains (1)	Adjusted (Non-GAAP)
Income before income taxes	$6,951,206	$5,843,311	$(271,009)	$5,572,302
Income tax expense	1,654,631	1,290,189	(41,440)	1,248,749
Net Income	$5,296,575	$4,553,122	$(229,569)	$4,323,553
Effective tax rate	23.8%	22.1%		22.4%
Diluted earnings per share	$8.11	$6.96	$(0.36)	$6.60
Amounts in table may not total due to rounding.
(1) Represents gains related to our investment in Duck Creek Technologies.

Accenture plc
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	May 31, 2022	August 31, 2021
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$6,703,568	$8,168,174
Short-term investments	4,322	4,294
Receivables and contract assets	12,219,074	9,728,212
Other current assets	2,080,776	1,765,831
Total current assets	21,007,740	19,666,511
NON-CURRENT ASSETS:
Contract assets	35,714	38,334
Investments	331,503	329,526
Property and equipment, net	1,665,478	1,639,105
Lease assets	3,178,636	3,182,519
Goodwill	12,499,443	11,125,861
Other non-current assets	7,376,684	7,193,987
Total non-current assets	25,087,458	23,509,332
TOTAL ASSETS	$46,095,198	$43,175,843
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$8,768	$12,080
Accounts payable	2,384,352	2,274,057
Deferred revenues	4,561,147	4,229,177
Accrued payroll and related benefits	7,047,124	6,747,853
Lease liabilities	733,805	744,164
Other accrued liabilities	1,827,396	1,701,536
Total current liabilities	16,562,592	15,708,867
NON-CURRENT LIABILITIES:
Long-term debt	51,546	53,473
Lease liabilities	2,694,489	2,696,917
Other non-current liabilities	4,774,848	4,619,472
Total non-current liabilities	7,520,883	7,369,862
Total Accenture plc shareholders’ equity	21,389,094	19,529,454
Noncontrolling interests	622,629	567,660
Total shareholders’ equity	22,011,723	20,097,114
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,095,198	$43,175,843

Accenture plc
Consolidated Cash Flows Statements
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2022	May 31, 2021	May 31, 2022	May 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,819,316	$1,569,572	$5,296,575	$4,553,122
Depreciation, amortization and other	524,186	478,986	1,553,311	1,404,961
Share-based compensation expense	407,257	331,038	1,319,555	1,067,251
Change in assets and liabilities/other, net	313,896	21,554	(2,418,422)	(486,618)
Net cash provided by (used in) operating activities	3,064,655	2,401,150	5,751,019	6,538,716
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(194,616)	(158,212)	(540,947)	(343,837)
Purchases of businesses and investments, net of cash acquired	(363,614)	(429,237)	(2,212,388)	(1,544,412)
Proceeds from the sale of businesses and investments, net of cash transferred	(111,660)	(314)	(108,099)	409,828
Other investing, net	2,936	15,075	9,397	19,971
Net cash provided by (used in) investing activities	(666,954)	(572,688)	(2,852,037)	(1,458,450)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	497,974	392,478	1,199,851	939,564
Purchases of shares	(972,171)	(834,995)	(3,510,891)	(2,788,476)
Cash dividends paid	(613,785)	(559,070)	(1,843,576)	(1,678,164)
Other financing, net	(15,457)	(10,781)	(54,998)	(31,476)
Net cash provided by (used in) financing activities	(1,103,439)	(1,012,368)	(4,209,614)	(3,558,552)
Effect of exchange rate changes on cash and cash equivalents	(56,810)	26,708	(153,974)	72,336
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,237,452	842,802	(1,464,606)	1,594,050
CASH AND CASH EQUIVALENTS, beginning of period	5,466,116	9,166,578	8,168,174	8,415,330
CASH AND CASH EQUIVALENTS, end of period	$6,703,568	$10,009,380	$6,703,568	$10,009,380